   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 2002


                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              THE GILLETTE COMPANY
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                               04-1366970
  (State or other jurisdiction of incorporation or             (I.R.S. Employer Identification Number)
                     organization)

                             ---------------------
                           PRUDENTIAL TOWER BUILDING
                          BOSTON, MASSACHUSETTS 02199
                                 (617) 421-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             WILLIAM J. MOSTYN, III
                      DEPUTY GENERAL COUNSEL AND SECRETARY
                              THE GILLETTE COMPANY
                           PRUDENTIAL TOWER BUILDING
                          BOSTON, MASSACHUSETTS 02199
                                 (617) 421-7000
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                PETER M. GREEN, ESQ.                                     MARY E. WEBER, ESQ.
                THE GILLETTE COMPANY                                        ROPES & GRAY
              PRUDENTIAL TOWER BUILDING                                ONE INTERNATIONAL PLACE
             BOSTON, MASSACHUSETTS 02199                             BOSTON, MASSACHUSETTS 02110
                   (617) 421-7000                                          (617) 951-7000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                             ---------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


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---------------------------------------------------------------------------------------------------------------------------------
                                                                                    PROPOSED MAXIMUM
                TITLE OF EACH CLASS OF                        AMOUNT TO            AGGREGATE OFFERING           AMOUNT OF
             SECURITIES TO BE REGISTERED                   BE REGISTERED(1)          PRICE(1)(2)(3)       REGISTRATION FEE(2)(4)
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities.......................................      $1,300,000,000           $1,300,000,000              $119,600
---------------------------------------------------------------------------------------------------------------------------------
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(1) The aggregate initial offering price of all debt securities issued from time to time pursuant to this Registration Statement will not exceed $1,300,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The Gillette Company may issue a higher principal amount of debt securities under this Registration Statement if debt securities are issued at original issue discount, so long as the aggregate initial offering price of all debt securities issued under this Registration Statement does not exceed $1,300,000,000.
(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) Exclusive of accrued interest, if any.

(4) Paid on November 8, 2002.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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                                EXPLANATORY NOTE

THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 IS FILED HEREWITH IN ITS ENTIRETY TO CORRECT A TYPOGRAPHICAL ERROR THAT OCCURRED IN THE INITIAL FILING ON NOVEMBER 8, 2002 DUE TO A PRINTER'S ERROR.

THE ERROR WAS ON THE TABLE HEADING FOR THE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA ON PAGE 2 OF THE ORIGINAL FILING. THE TABLE HEADING INDICATED AMOUNTS FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001 AND SHOULD HAVE BEEN IDENTIFIED AS BEING THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001. ALL OTHER DISCLOSURE IS UNCHANGED.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2002

PROSPECTUS

                                 $1,300,000,000

                                 [GILLETE LOGO]

                                DEBT SECURITIES

                             ---------------------

     We may offer and sell our unsecured debt securities from time to time in one or more series.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                              The Gillette Company
                           Prudential Tower Building
                          Boston, Massachusetts 02199
                                 (617) 421-7000

                             ---------------------

                The date of this prospectus is November   , 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    ii
Note Regarding Forward-Looking Statements...................    ii
Where You Can Find More Information.........................   iii
Incorporation of Documents by Reference.....................   iii
The Company.................................................     1
  Our Business..............................................     1
  Selected Historical Consolidated Financial Data...........     2
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     5
Description of Debt Securities..............................     5
  General...................................................     5
  Registration and Transfer.................................     6
  Payment and Place of Payment..............................     7
  Events of Default.........................................     7
  Modification and Waiver...................................     8
  Consolidation, Merger and Sale of Assets..................     9
  Regarding the Trustee.....................................     9
  Defeasance................................................     9
  Governing Law.............................................    10
Global Securities...........................................    10
  Book-Entry Issuance.......................................    11
Plan of Distribution........................................    12
Validity of Securities......................................    13
Experts.....................................................    13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or "SEC", using a "shelf" registration process. Under this shelf process, we may issue from time to time the debt securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $1,300,000,000.

     This prospectus provides a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the terms of the debt securities described in this prospectus and the accompanying prospectus supplement vary, you should rely on the information contained in the prospectus supplement.

     You should read both this prospectus and any prospectus supplement, together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Documents by Reference."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Gillette," the "Company," "we," "us," "our" or similar references mean The Gillette Company and its subsidiaries.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus may contain "forward-looking statements" under the federal securities laws. Forward-looking statements may be identified by words such as "plans," "expects," "believes," "anticipates," "estimates," "projects," "will" and other words of similar meaning used in conjunction with, among other things, discussions of future operations, acquisitions and divestitures, financial performance, our strategy for growth, product development and new product launches, market position and expenditures.

     Forward-looking statements are based on our current expectations of future events, but actual results could vary materially from our expectations and projections. Investors are cautioned not to place undue reliance on any forward-looking statements. We assume no obligation to update any forward-looking statements. We caution that historical results should not be relied upon as indications of future performance.

     Factors that could cause actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to:

     - the pattern of our sales, including variations in sales volume within periods;

     - consumer demands and preferences including the acceptance by our customers and consumers of new products and line extensions;

     - the mix of products sold;

     - our ability to control our internal costs and the cost of raw materials;

     - competitive factors including the prices, promotional incentives and trade terms of our products and our response and the response of our customers and competitors to changes in these items;

     - technological advances by us and our competitors;

     - new patents granted to us and our competitors;

     - changes in exchange rates in one or more of our geographic markets;

     - changes in accounting policies;

     - acquisition and divestiture activities; and

     - the impact of general economic conditions in the United States and in other countries in which we currently do business.

Please refer to the Cautionary Statements contained in our filings with the SEC that are incorporated by reference in this prospectus for a more detailed explanation of the inherent limitations of our forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the debt securities described in this prospectus. The registration statement, including its exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov and at our website at http://www.gillette.com. Our website is not part of this prospectus.

     You also may read and copy any document we file with the SEC at its public reference facility:

                                Public Reference Room
                                450 Fifth Street, N.W.
                                Room 1024
                                Washington, D.C. 20549

     You also may obtain copies of the documents at prescribed rates by writing to the SEC's public reference facility. Please call 1-800 SEC-0330 for further information on the operations of the public reference facility and copying charges. Our SEC filings also are available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the documents listed below:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001.

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

     - Our Quarterly Report on Form 10-Q for the quarter ended September 30,
       2002.

     - Our Current Reports on Form 8-K as filed with the SEC on August 6, 2002.

     - Our Current Report on Form 8-K as filed with the SEC on August 23, 2002.

     - Our Current Report on Form 8-K as filed with the SEC on October 1, 2002.

     - Our Current Report on Form 8-K as filed with the SEC on October 29, 2002.

     We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the debt securities or the offering is otherwise terminated. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.

     You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC's website at the address described above. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the documents that have been incorporated by reference in this prospectus other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in any such documents).

Requests for such copies should be directed to The Gillette Company, Prudential Tower Building, Boston, Massachusetts 02199, Attention: Investor Relations, or by telephone to Investor Relations at (617) 421-7000.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

                                  THE COMPANY

OUR BUSINESS

     Founded in 1901, The Gillette Company is a Delaware corporation. As of December 31, 2001, we had manufacturing operations at 34 facilities in 15 countries and distributed our products through wholesalers, retailers and agents in over 200 countries and territories. The common stock of the Gillette Company is listed on the Boston, Chicago, New York and Pacific Stock Exchanges in the United States under the symbol "G" and on the Berlin, Dusseldorf and Frankfurt Stock Exchanges.

     Our principal executive offices are located at Prudential Tower Building, Boston, Massachusetts 02199. Our telephone number at that address is (617) 421-7000.

     We manufacture and sell a wide variety of consumer products throughout the world. We have five principal business segments.

  BLADES AND RAZORS

     We are the world leader in blades and razors.

     We sell our male shaving systems under the Mach3Turbo, Mach3, SensorExcel, Sensor, Atra, and Trac II brands and our male disposable razors under the Custom Plus and Good News brands.

     We sell our female shaving systems under the Gillette for Women Venus, Sensor Excel for Women and Sensor for Women brands and our female disposable razors under the Daisy and Agility brands.

  DURACELL

     We are the world leader in alkaline batteries for consumers. Our products include the CopperTop and Duracell Ultra alkaline batteries and Duracell primary lithium, zinc air and rechargeable nickel-metal hydride batteries.

  ORAL CARE

     We are the world leader in manual and power toothbrushes. We offer manual and power toothbrushes under the Oral-B brand and power toothbrushes under the Braun Oral-B brand.

  PERSONAL CARE

     We sell shave preparations, after-shave products and deodorants and antiperspirants under the Gillette Series, Satin Care, Right Guard, Soft & Dri and Dry Idea brands.

  BRAUN

     We sell electric shavers under the Braun brand and hair epilators under the Silk Epil brand. These products include the number one foil electric shaver for men and the number one hair epilator for women. We also sell small household appliances under the Braun brand.

     For additional information about our business, please see our Form 10-K for the fiscal year ended December 31, 2001, and our other filings with the SEC that are incorporated by reference into this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial data as of and for the six fiscal years ended December 31, 2001, 2000, 1999, 1998, 1997 and 1996 and as of and for the nine months ended September 30, 2002 and 2001. We derived the financial data as of the end of and for each of the fiscal years 1996-2001 from our audited consolidated financial statements. The summary historical financial data as of and for the nine months ended September 30, 2002 and 2001 were derived from our unaudited consolidated financial statements. These data are qualified in their entirety by, and should be read together with, the more detailed information appearing in our consolidated historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference into this prospectus.


                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                       ------------------   --------------------------------------------------------------
                                        2002       2001     2001(A)    2000(B)     1999      1998(C)     1997      1996(D)
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS, EMPLOYEES AND RATIOS)
SUMMARY OF OPERATIONS
Net Sales(e)(g)                        $ 5,924    $ 5,666     8,961      9,225      9,074      9,136      9,084      8,735
Profit from Operations(e)              $ 1,299      1,167     1,498      1,512      2,087      1,776      2,168      1,514
Income before Income Taxes
 Continuing                            $ 1,261      1,029     1,342      1,288      1,912      1,656      2,065      1,403
 Discontinued                          $    --         --        --       (531)        18         13        156        122
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                         1,261      1,029     1,342        757      1,930      1,669      2,221      1,525
Net Income
 Continuing                            $   870        710       910        821      1,248      1,073      1,327        871
 Discontinued                          $    --         --        --       (429)        12          8        100         78
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           870        710       910        392      1,260      1,081      1,427        949
Weighted Average Common Shares
 Outstanding
 Basic                                   1,057      1,055     1,055      1,054      1,089      1,117      1,118      1,107
 Assuming Full Dilution                  1,061      1,058     1,058      1,063      1,111      1,144      1,148      1,140
PER COMMON SHARE DATA
Net Income per Common Share:
 Basic
   Continuing                          $   .82        .67       .86        .78       1.14        .95       1.18        .78
   Discontinued                        $    --         --        --       (.41)       .01        .01        .09        .07
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           .82        .67       .86        .37       1.15        .96       1.27        .85
 Assuming Full Dilution
   Continuing                          $   .82        .67       .86        .77       1.13        .94       1.15        .76
   Discontinued                        $    --         --        --       (.40)       .01        .01        .09        .07
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           .82        .67       .86        .37       1.14        .95       1.24        .83
Dividends Declared per Common Share:
 Gillette                              $   .33        .33       .65        .65        .59        .51        .43        .36
 Duracell                              $    --         --        --         --         --         --         --        .58
Stock Price, end of period             $ 29.60      29.80     33.40      36.13      41.19      47.81      50.22      38.88
BALANCE SHEET DATA
Net Property, Plant and Equipment(e)   $ 3,495      3,537     3,548      3,550      3,467      3,285      2,918      2,404
Total Assets(e)                        $10,018      9,649     9,946     10,213     10,612     10,630      9,636      9,171
Long-Term Debt                         $ 1,852      1,669     1,654      1,650      2,931      2,256      1,476      1,490
Stockholders' Equity                   $ 2,544      2,253     2,137      1,924      3,060      4,543      4,841      4,471
OTHER INFORMATION
Net Interest Expense                   $    46        116       141        218        129         86         69         67
Depreciation and Amortization(e)       $   371        359       509        535        464        421        384        347
Capital Expenditures(e)                $   278        449       624        793        889        952        933        787
Employees(e)                            31,012     32,000    31,500     35,200     37,600     39,800     40,500     40,400
Ratio of Earnings to Fixed Charges(f)     13.9x       8.0x      8.2x       5.7x      12.3x      13.7x      20.8x      15.9x


---------------
(a) In 2001, charges for restructuring and asset impairment expenses reduced profit from operations and income before income taxes by $172 million, net income by $135 million and net income per common share, both basic and assuming full dilution, by $.13.
(b) In 2000, charges for restructuring and asset impairment expenses reduced profit from operations and income before income taxes by $572 million, net income by $430 million and net income per common share, both basic and assuming full dilution, by $.41.
(c) In 1998, a charge for reorganization and realignment expenses reduced profit from operations and income before income taxes by $440 million, net income by $285 million, net income per common share, basic, by $.26, and net income per common share, assuming full dilution, by $.25.
(d) In 1996, charges for merger-related costs reduced profit from operations and income before income taxes by $413 million, net income by $283 million, net income per common share, basic, by $.26 and net income per common share, assuming full dilution, by $.25.
(e) Represents continuing operations.
(f) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.
(g) We adopted EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services," on January 1, 2002. This standard addresses the income statement classification of slotting fees, cooperative advertising arrangements and buydowns. Our financial data for the nine months ended September 30, 2002 and 2001 presented above reflect the adoption of EITF 00-25. Our financial data for each of the years ended December 31, 1996 through 2001 presented above have not been adjusted to reflect the adoption of EITF 00-25. If this standard had been adopted for each of these years, net sales would have been reduced by $877 million in 2001, $915 million in 2000, $750 million in 1999, $740 million in 1998, $664 million in 1997 and $619 million in 1996. Selling, general and administrative expenses would have been reduced by the same amounts in each year. The reclassifications would have no impact on profit from operations, net income or net income per common share.

     As described in the "Accounting Pronouncements" section of the Notes to Consolidated Financial Statements of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, incorporated by reference in this prospectus, we adopted SFAS 142, Goodwill and Other Intangible Assets, as of January 1, 2002. SFAS 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment, at least annually, in accordance with the new impairment testing provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The net impact of our adoption of SFAS 142 is a reduction of annual amortization expense of $34 million. No impairment losses were recognized due to the change in accounting principle.

     The following summarizes the estimated impact on our reported net income and net income per common share for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002 and 2001 had SFAS 142 been adopted for those earlier periods.

                                                         NINE MONTHS
                                                            ENDED
                                                        SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                                        -------------   --------------------------
                                                        2002    2001     2001      2000      1999
                                                        -----   -----   -------   -------   ------
NET INCOME:
  As reported.........................................  $ 870   $ 710   $   910   $   392   $1,260
  Add: Goodwill amortization, net of tax..............     --   $  17   $    23   $    22   $   22
  Add: Trademark amortization, net of tax.............     --   $   6   $     8   $     8   $    8
  Less: Amortization from change in useful lives, net
     of tax...........................................     --   $  (6)  $    (8)  $    (8)  $   (8)
                                                        -----   -----   -------   -------   ------
  Adjusted............................................  $ 870   $ 727   $   933   $   414   $1,282
                                                        =====   =====   =======   =======   ======
NET INCOME PER COMMON SHARE:
  Basic -
  As reported.........................................  $0.82   $0.67   $  0.86   $  0.37   $ 1.15
  Add: Goodwill amortization, net of tax..............     --   $0.02   $  0.02   $  0.02   $ 0.02
  Add: Trademark amortization, net of tax.............     --      --   $    --   $    --   $   --
  Less: Amortization from change in useful lives, net
     of tax...........................................     --      --   $    --   $    --   $   --
                                                        -----   -----   -------   -------   ------
  Adjusted............................................  $0.82   $0.69   $  0.88   $  0.39   $ 1.17
                                                        =====   =====   =======   =======   ======
  Assuming full dilution -
  As reported.........................................  $0.82   $0.67   $  0.86   $  0.37   $ 1.14
  Add: Goodwill amortization, net of tax..............     --   $ .02   $  0.02   $  0.02   $ 0.02
  Add: Trademark amortization, net of tax.............     --      --   $    --   $    --   $   --
  Less: Amortization from change in useful lives, net
     of tax...........................................     --      --   $    --   $    --   $   --
                                                        -----   -----   -------   -------   ------
  Adjusted............................................  $0.82   $0.69   $  0.88   $  0.39   $ 1.16
                                                        =====   =====   =======   =======   ======

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges of The Gillette Company and our consolidated subsidiaries for each of the periods indicated.

NINE MONTHS ENDED
  SEPTEMBER 30,        FISCAL YEAR ENDED DECEMBER 31,
------------------   -----------------------------------
  2002      2001     2001   2000   1999    1998    1997
--------   -------   ----   ----   -----   -----   -----
13.9x      8.0x      8.2x   5.7x   12.3x   13.7x   20.8x

     For purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

                                USE OF PROCEEDS

     Unless the prospectus supplement indicates otherwise, we anticipate that the net proceeds to be received from the sale of the debt securities will be used to repay indebtedness and for other general corporate purposes, which may include repurchases of our shares of common stock, working capital, capital expenditures, acquisitions and other business opportunities.

                         DESCRIPTION OF DEBT SECURITIES

     The Gillette Company will issue the debt securities under an indenture dated as of April 11, 2002, between The Gillette Company and Bank One, N.A., as trustee, as amended by a fourth supplemental indenture dated as of November 8, 2002. The indenture may be further amended or supplemented from time to time. Unless otherwise indicated, when we use the term "indenture" in this prospectus, we mean the indenture, as amended by the fourth supplemental indenture. A copy of the indenture is referenced as an exhibit to the registration statement that we filed with the SEC and which contains this prospectus.

     The following summary describes the material terms of the indenture. The summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture. The following summary also describes the general terms of the debt securities. The prospectus supplement will include the particular terms of the debt securities being offered which differ from or add to these general terms.

     The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     In this section, the words "we," "us," "our" or "the Company" do not include any current or future subsidiary of The Gillette Company.

GENERAL

     We previously have issued debt securities under the indenture dated as of April 11, 2002 and may issue debt securities from time to time in the future in one or more series under the indenture. The indenture does not limit the aggregate principal amount of debt securities that we may issue under it. Neither the indenture nor the debt securities will limit or otherwise restrict the amount of other indebtedness, including secured indebtedness, which we may incur or other securities which we may issue.

     The applicable prospectus supplement will include the particular terms of the series of debt securities being offered, including:

     - the title and series designation of the debt securities;

     - the aggregate principal amount or initial public offering price of the debt securities of that series and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities of that series that may be issued;

     - the rate or rates (or method for establishing the rate or rates) at which the debt securities will bear any interest;

     - the date from which any interest will accrue;

     - the dates on which any interest will be paid and the record dates for determining the registered holders entitled to receive any payments of interest on those interest payment dates;

     - the date or dates on which principal is payable;

     - whether the debt securities will be issued in global form;

     - any obligation that we may have to redeem or purchase the debt securities, whether pursuant to a sinking fund or other similar provision, or at the option of the holder;

     - any provisions for redemption of the debt securities at our option, and the redemption price or prices;

     - the denominations in which the debt securities will be issuable if other than $1,000 and integral multiples of $1,000;

     - whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the place or places where payments on the debt securities will be made;

     - if other than the full principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

     - any index or formula used to determine the amount of payment of principal of, or premium, if any, or interest on the debt securities;

     - the person to whom any interest on the debt securities of the series will be payable if other than the registered holder;

     - if the principal amount payable at maturity of the debt securities is not determinable as of any one or more dates prior to maturity, the amount of the debt securities that will be deemed to be the principal amount of the debt securities on or prior to the maturity date or the manner by which such amount deemed to be principal will be determined;

     - any addition to or change in the defaults or events of default that apply to debt securities of the series and any change in the right of the trustee or the required percentage of holders of those debt securities to declare the principal thereof due and payable;

     - any addition to or change in the covenants that apply to debt securities of the series; and

     - any other terms of the debt securities.

     If the debt securities are redeemable, we may elect to redeem them at our option only upon written notice mailed between 30 and 60 days prior to the redemption date.

     We may issue debt securities as "original issue discount securities," which bear either no interest or interest at a rate which at the time of issuance is below market rates. Such securities will be sold at a substantial discount below their principal amount. In the event that the maturity of an original issue discount security is accelerated, the amount payable to the holder upon acceleration will be determined in accordance with the terms of that security and the indenture, but will be an amount less than the amount payable at the stated maturity of the principal of the security. The prospectus supplement will describe special federal income tax and other considerations relating to original issue discount securities.

     In the event any sinking fund is established for the retirement of debt securities of any series, we may satisfy all or any part of the sinking fund payments required to be made by us with debt securities of the same series to the extent provided for by the terms of such debt securities.

     Unless otherwise indicated in the prospectus supplement, the covenants contained in the indenture and in any supplemental indenture will not limit our ability to affect a recapitalization, restructuring or other highly leveraged transaction or other similar transaction, any of which transactions could result in a sudden decline in our credit worthiness.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the prospectus supplement, we will issue each series of debt securities in registered form only, without coupons, and in denominations of $1,000 and integral multiples of $1,000. Holders may present debt securities in registered form for registration of transfer or exchange for other debt securities of the same series at the principal corporate trust office of the trustee located in the City of New York, New York or such other location as may be indicated in the prospectus supplement.

     If the debt securities of any series are redeemable and we plan to redeem less than all of the debt securities of that particular series, we will not be required to:

     - issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before the day we mail the notice of redemption and ending on the day we mail the notice; or

     - register the transfer of or exchange any debt security of that series selected for redemption, except that we will be required to register the transfer of or exchange the unredeemed portion of any debt security being partially redeemed if the holder so requests.

     No service charge will be made for any registration of transfer or exchange of the debt securities except to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

PAYMENT AND PLACE OF PAYMENT

     Unless otherwise indicated in the prospectus supplement, we will pay principal of, and premium, if any, and interest on, the debt securities at the principal corporate trust office of the trustee located in the City of New York, New York. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses or by wire transfer or other method acceptable to such holders.

EVENTS OF DEFAULT

     The following are "events of default" under the indenture with respect to any series of debt securities:

     - default in the payment of principal or premium, if any, when due;

     - default in the payment of any interest when due, which default continues for 30 days;

     - default in the deposit of any sinking fund payment when due, which default continues for 30 days;

     - default in the performance of, or breach of, any other obligation or warranty contained in the indenture for the benefit of debt securities of that series, which default continues for 90 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

     - specified events of bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to debt securities of that series.

     If an event of default under the indenture occurs and continues with respect to any series of debt securities, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of that series, or any lesser amount provided for in the debt securities of that series, to be due and payable immediately. After the trustee or the holders have declared the acceleration of a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due, the holders of at least a majority in aggregate principal amount of outstanding debt securities of that series may, under specified circumstances, rescind and annul the declaration of acceleration.

     The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

     - in the payment of the principal of, or premium, if any, or interest on, any debt securities of that series; or

     - in respect of an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of the outstanding debt securities of the affected series.

     The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that this direction is not in conflict with any rule of law or the indenture and the trustee may take any other action deemed proper by it which is not inconsistent with such direction. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with the direction.

     A holder of a debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy thereunder, if:

     - that holder previously gave written notice to the trustee of a continuing event of default with respect to debt securities of that series;

     - the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series also have made a written request to the trustee to institute the proceeding as trustee and offered the trustee indemnity satisfactory to the trustee;

     - the trustee has failed to institute the proceeding within 60 days; and

     - the trustee has not received from the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request during that 60-day period.

     However, any holder of a debt security has the absolute, unconditional right to institute suit for any such defaulted payment of principal of, or premium, if any, or interest on, any debt security after the due date for such payment under that debt security.

     We are required to furnish annually to the trustee a statement as to the performance of our obligations under the indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     The indenture may be modified and amended by us and the trustee through a supplemental indenture, with the consent of holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series to be affected. However, without the consent of each holder of any debt security to be affected, we may not amend or modify the indenture to:

     - change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

     - reduce the principal amount of, or the rate of interest on, any debt security or any premium payable upon the redemption of any debt security;

     - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of its maturity;

     - change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

     - impair the right to institute suit for the enforcement of any payment with respect to any debt security;

     - reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

     - reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required to waive any past default.

     The indenture provides that, without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for certain purposes, including:

     - to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

     - to add any additional defaults or events of defaults for the benefit of the holders of all or any series of debt securities;

     - to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities, provided that any such addition, change or elimination (A) will not apply to, or modify the rights with respect to such provision of any holder of, any debt security of any series created prior to the supplemental indenture and entitled to the benefit of such provision or (B) will become effective only when there are no debt securities of any series outstanding; and

     - to cure ambiguities, to correct or supplement any defective or inconsistent provision of the indenture, provided that such action will not adversely affect the interests of the holders of debt securities of any series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may consolidate or merge with or into any other corporation or other organization, and we may convey, transfer or lease all or substantially all of our assets to any individual or organization, provided that:

     - the successor or transferee, if other than us, is a corporation or other organization organized and existing under the laws of the United States, any U.S. state or the District of Columbia;

     - the successor or transferee expressly assumes our obligations under the indenture; and

     - neither we nor any successor or transferee corporation or other organization is, immediately after any consolidation or merger, in default under the indenture.

REGARDING THE TRUSTEE

     Bank One, N.A. is the trustee under the indenture. We maintain banking relationships with the trustee and affiliates of the trustee in the ordinary course of business.

DEFEASANCE

     Unless otherwise provided in the prospectus supplement for such series of debt securities, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations with respect to the issuance of temporary securities and obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on or after the date the conditions set forth in the indenture are satisfied. Those conditions include the deposit with the trustee, in trust, of money and/or qualifying U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and interest on, such debt securities and any other payments required to be made on the respective due dates of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

     Under current U.S. federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the U.S. federal income tax law.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                               GLOBAL SECURITIES

     We may issue the debt securities in whole or in part in the form of one or more fully registered global securities, each a "global security," that will be deposited with, or on behalf of, a depositary. Unless otherwise indicated in the prospectus supplement, the depositary will be The Depository Trust Company, or "DTC," and the debt securities will be registered in the name of Cede & Co. or another nominee of DTC.

     The specific terms of the depositary arrangement with respect to any debt securities, if different from those terms set forth below, will be described in the prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

     So long as the depositary or its nominee is the holder of a global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security representing debt securities:

     - will not be entitled to have the debt securities registered in their names;

     - will not receive or be entitled to receive physical delivery of the debt securities in certificated form; and

     - will not be considered the owners or holders of the debt securities under the indenture.

     Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if that person is not a participant in the depositary, on the procedures of the participant through which that person owns his or her interest, to exercise any rights of a holder under the indenture. We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary will authorize the participants holding the relevant beneficial interest to give or take that action, and the participants will authorize beneficial owners owning through them to give or take (or direct the participants to give or take) that action.

     Payments of principal of, and premium, if any, and interest on, debt securities represented by a global security will be made to the depositary or its nominee as the registered holder of the global security representing the debt securities. Neither we, the trustee for the debt securities, any paying agent for the debt securities nor the securities registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     A global debt security may be exchanged for a certificated debt security only if:

     - the depositary has notified us that it is unwilling or unable to continue as depositary for the global debt security or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when the depositary is requested to be so registered in order to act as depositary;

     - there shall have occurred and be continuing an event of default with respect to the debt securities represented by the global debt security;

     - we decide, in our sole discretion, that the global debt security will be exchangeable; or

     - such other conditions, if any, specified in the prospectus supplement have been satisfied.

     Unless and until it is exchanged in whole or in part for debt securities in certificated form for any of the reasons above, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any such nominee to a successor of the depositary or a nominee of such successor.

BOOK-ENTRY ISSUANCE

     DTC has advised us that:

     - DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     - DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

     - Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security (a "beneficial owner") is in turn recorded on the direct and indirect participants' records. DTC will maintain accounts showing the debt security holdings of its participants, and these participants will, in turn, maintain accounts showing the debt security holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities for their customers. Thus, each beneficial owner of a book-entry debt security will hold that debt security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     - Beneficial owners will not receive written confirmation from DTC of their purchases. Instead, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the debt securities. Transfers of ownership interests in the debt securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in limited cases such as the discontinuance of the use of the book-entry system for the debt securities.

     - DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to the accounts of which those debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     - Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, and the voting rights of direct participants, indirect participants and beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     - Redemption notices will be sent to Cede & Co. (or other DTC nominee) as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

     - Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. (or other DTC nominee) will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to the trustee as soon as possible after the record date. An omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to the accounts of which the debt securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.

     - Redemption proceeds and distribution payments on the debt securities will be made by us or the trustee to Cede & Co. (or other DTC nominee) as registered holder of the debt securities. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us, subject to any applicable statutory or regulatory requirements. Payment of redemption proceeds and distributions to DTC is the responsibility of us or the trustee, and disbursements of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     - DTC may discontinue providing its services as securities depositary with respect to any of the debt securities at any time by giving reasonable notice to the trustee and us. Under these circumstances, in the event that a successor securities depositary is not obtained, definitive certificates representing such debt securities are required to be printed and delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, definitive certificates for such debt securities will be printed and delivered.

     Neither we nor the trustee has any responsibility for the performance by DTC or its participants of their respective obligations as described above or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities:

     - to the public through one or more underwriters or dealers;

     - through one or more agents; or

     - directly to purchasers.

     The distribution of the debt securities may be effected from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to those prevailing market prices; or

     - at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the particular series of debt securities being offered and any applicable restrictions.

     The prospectus supplement with respect to the debt securities of a particular series will describe the terms of the offering of the debt securities, including the following:

     - the name or names of any underwriters, dealers or agents;

     - the public offering or purchase price;

     - any discounts and commissions to be allowed or paid to the underwriters or agents;

     - all other items constituting underwriting compensation;

     - any discounts and commissions to be allowed or paid to dealers; and

     - any exchanges on which the debt securities will be listed.

     We may agree to enter into an agreement to indemnify the agents, dealers and underwriters against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agents, dealers or underwriters may be required to make.

     Underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us in the ordinary course of business.

     No series of debt securities will have an established trading market. Unless otherwise indicated in the prospectus supplement relating to the series of debt securities being offered, the debt securities will not be listed on a national securities exchange or the Nasdaq National Market. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

                             VALIDITY OF SECURITIES

     The validity of the debt securities will be passed upon for us by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of The Gillette Company as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

Registration fee under the Securities Act of 1933...........  $  119,600
Fees of rating agencies.....................................     400,000
Trustees' fee and expenses..................................      20,000
Printing and engraving......................................     100,000
Accounting fees and expenses................................     100,000
Legal fees and expenses.....................................     400,000
Blue sky fees and expenses..................................      15,000
Miscellaneous...............................................     100,000
                                                              ----------
     Total..................................................  $1,254,600
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or
(4) for any transaction from which the director derived an improper personal benefit.

     The registrant's bylaws provide that the registrant shall indemnify any current or former director, officer or employee of the registrant, or any person currently or formerly serving as a director, officer, employee or agent of another company at the request of the registrant, in connection with proceedings in which such person becomes involved by reason of such position with the registrant or such other company to the fullest extent permitted by Delaware law. The registrant's Certificate of Incorporation, as amended, provides that a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except as is not permitted under the DGCL.

     The registrant has obtained insurance policies that insure its directors and officers against certain liabilities.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                           DESCRIPTION
-----------   ------------------------------------------------------------
    *1.1      Form of Underwriting Agreement.
   **4.1      Indenture dated as of April 11, 2002 between The Gillette
              Company and Bank One, N.A., as trustee.
    *4.2      Fourth Supplemental Indenture dated as of November 8, 2002 between The Gillette Company and Bank One, N.A., as trustee.
    *5.1      Opinion of Ropes & Gray.
   *12.1      Statements re: Computation of Ratio of Earnings to Fixed
              Charges.
   *23.1      Consent of KPMG LLP.
   *23.2      Consent of Ropes & Gray (included in the opinion filed
              herewith as Exhibit 5.1).
   *24.1      Power of Attorney.
 ***25.1      Statement of Eligibility and Qualification of Trustee on
              Form T-1.

---------------

  * Previously filed on November 8, 2002.


 ** Previously filed as Exhibit 4 to Registration Statement on Form S-3 of The
    Gillette Company (File No. 333-86336) and incorporated by reference herein.

*** Previously filed as Exhibit 25 to Registration Statement on Form S-3 of The
    Gillette Company (File No. 333-86336) and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS

A. SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

C. OTHER UNDERTAKINGS

     The undersigned registrant hereby also undertakes:

        (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement:

           i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

           provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on November 12, 2002.


                                          THE GILLETTE COMPANY

                                          By: /s/ CHARLES W. CRAMB, JR.
                                            ------------------------------------
                                            Name: Charles W. Cramb, Jr.
                                              Title: Senior Vice President and
                                                Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

                        *                               Chairman of the Board of       November 12, 2002
 ------------------------------------------------      Directors, Chief Executive
                  James M. Kilts                          Officer and Director


                        *                              President, Chief Operating      November 12, 2002
 ------------------------------------------------         Officer and Director
                Edward F. DeGraan


            /s/ CHARLES W. CRAMB, JR.                   Senior Vice President and      November 12, 2002
 ------------------------------------------------        Chief Financial Officer
              Charles W. Cramb, Jr.


                        *                            Vice President, Controller and    November 12, 2002
 ------------------------------------------------     Principal Accounting Officer
                 Claudio E. Ruben


                        *                                       Director               November 12, 2002
 ------------------------------------------------
                Warren E. Buffett


                        *                                       Director               November 12, 2002
 ------------------------------------------------
                 Wilbur H. Gantz


                        *                                       Director               November 12, 2002
 ------------------------------------------------
                Michael B. Gifford


                        *                                       Director               November 12, 2002
 ------------------------------------------------
                  Ray J. Groves


                        *                                       Director               November 12, 2002
 ------------------------------------------------
               Dennis F. Hightower


                        *                                       Director               November 12, 2002
 ------------------------------------------------
                Herbert H. Jacobi

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----


                        *                                       Director               November 12, 2002
 ------------------------------------------------
                  Nancy J. Karch


                        *                                       Director               November 12, 2002
 ------------------------------------------------
                 Jorge P. Lemann


                        *                                       Director               November 12, 2002
 ------------------------------------------------
               Richard R. Pivirotto


                        *                                       Director               November 12, 2002
 ------------------------------------------------
                 Marjorie M. Yang


 *By            /s/ CHARLES W. CRAMB, JR.
        -----------------------------------------
                  Charles W. Cramb, Jr.
                    (Attorney in Fact)

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------   ------------------------------------------------------------
     *1.1     Form of Underwriting Agreement.
    **4.1     Indenture dated as of April 11, 2002 between The Gillette
              Company and Bank One, N.A., as trustee.
     *4.2     Fourth Supplemental Indenture dated as of November 8, 2002 between The Gillette Company and Bank One, N.A., as trustee.
     *5.1     Opinion of Ropes & Gray.
    *12.1     Statements re: Computation of Ratio of Earnings to Fixed
              Charges.
    *23.1     Consent of KPMG LLP.
    *23.2     Consent of Ropes & Gray (included in the opinion filed
              herewith as Exhibit 5.1).
    *24.1     Power of Attorney.
  ***25.1     Statement of Eligibility and Qualification of Trustee on
              Form T-1.

---------------

  * Previously filed on November 8, 2002.


 ** Previously filed as Exhibit 4 to Registration Statement on Form S-3 of The
    Gillette Company (File No. 333-86336) and incorporated by reference herein.

*** Previously filed as Exhibit 25 to Registration Statement on Form S-3 of The
    Gillette Company (File No. 333-86336) and incorporated by reference herein.